Exhibit 10.1

ELEVAI LABS INC.

120 Newport Center Drive | Suite 250

Newport Beach, CA I 92660

(778) 558-4949

March 6, 2024

George Kovalyov

34 – 11551 Kingfisher Drive

Richmond, BC V7E 3N5

Canada

Re: Independent Director Offer Letter

Dear Mr. Kovalyov:

Elevai Labs Inc., a Delaware corporation (the “Company” or “we”), is pleased to offer you a position as an Independent Director of the Company, member of the nomination and audit committees of the board of directors of the Company (the “Board”), and as Chair of the compensation committee of the Board. We believe your background and experience will be a significant asset to the Company and we look forward to your participation as an Independent Director in the Company. Should you choose to accept this position as an Independent Director, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your appointment shall also be subject to the approval of the compensation committee and shall begin on March 6, 2024 (the “Effective Date”).

1. Term. This Agreement is effective as of the date of this Agreement. Your term as an Independent Director shall begin on the Effective Date and continue subject to the provisions in Section 9 below or until your resignation or successor is duly elected and qualified (the “Term”).  Your position shall be up for re-appointment every year by the Board and shareholders of the Company and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render customary services as an Independent Director, including but not limited to those set forth below (hereinafter, your “Duties”). During the Term of your appointment, you may attend and participate in each meeting regarding the business and operations of the Company as regularly or specially called, via teleconference, video conference, or in person. You shall consult with the members of the Board and compensation committee of the Board regularly and as necessary via telephone, electronic mail, or other forms of correspondence.

Scope of Duties:

●	Ensure corporate governance on behalf of all stakeholders;

●	Liaise with and advise management and shareholders on optimal strategic development of the business of the Company;

●	Provide general oversight of the Company’s compensation, performance, and retention of Company management and members of the Board;

●	Review and assess the adequacy of the compensation committees charter on an annual basis; and

●	Assist and advise on the compensation of those executive officers and members of the Board and its committees.

3. Services for Others. You shall be free to represent or perform services for other persons, which are not competitive with the business of the Company during the Term of this Agreement. For the avoidance of doubt, persons competitive with the business of the Company include but are not limited to those engaged in the business of selling, marketing, manufacturing, or creating (i) stem-cell-based aesthetics or (ii) physician-dispensed skincare products which, in either case, are competitive with or a substitute for any of the Company’s products.

4. Compensation.

a.	As compensation for your services to the Company, you will receive stock options as follows as of the Effective Date (“Date of Grant”):

i.	Eighty thousand (80,000) non-statutory stock options to purchase common stock of the Company at an exercise price equal to $1.00 per share (“The Stock Options”). The Stock Options shall be issued pursuant to the Company’s 2020 Equity Incentive Plan, exercisable for a period of ten (10) years from the Date of Grant and shall expire after such period (the “Option Period”).

ii.	Such Stock Options shall not vest and become exercisable until after the first (1st) anniversary of the Date of Grant. Upon the first (1st) anniversary, those Stock Options shall vest and become exercisable at a rate of 25% and thereafter shall vest and become exercisable with respect to the remaining 75% of the common stock subject to such Stock Options at a rate of 1/36th on each monthly anniversary of the Date of Grant, such that the option shall be fully vested on the fourth (4th) anniversary of the Date of Grant, so long as the Independent Director remains in service to Company as provided in this Agreement. (the “Vesting Schedule”).

iii.	Such Stock Options shall be subject to the terms and conditions of the Company’s Equity Plan and the stock option agreement between Company and Independent Director.

b.	You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings) as well as incentive payments for your attendance at board meetings as follows:

i.	You will receive a $500 incentive payment for each board meeting attended virtually, and a second $500 inventive payment for each board meeting attended in person (each an “Incentive Payment”).

5. D&O Insurance Policy. During the term under this Agreement, to the extent available, the Company shall include you as an insured under its officers and directors insurance policy (as may be amended from time to time).

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who to your knowledge is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company; (iv) information that is independently developed by you without use of or reference to any Confidential Information ; and (v) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Director Intellectual Property”) and you will promptly disclose and provide all Director Intellectual Property to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8.  Non-Solicitation. During the Term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9.  Termination and Resignation. Your services as an Independent Director may be terminated for any or no reason by the determination of the Board. You may also terminate your services as an Independent Director for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at its New York office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in New York. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct.  The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the board of Independent Directors of the Company of any questions arising under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall prohibit you from exercising your fiduciary duties as an Independent Director of the Company.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

ELEVAI LABS INC.

By:	/s/ Dr. Jordan Plews
Dr. Jordan Plews
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ George Kovalyov

George Kovalyov

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